EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Trustmark Corporation

Trustmark 401(k) Plan

We consent to incorporation by reference in the Registration Statements of Trustmark Corporation (Nos. 333-110066 and 333-07141) on Form S-8 of our report dated June 23, 2008, appearing in this Annual Report of Form 11-K of Trustmark 401(k) Plan for the year ended December 31, 2007.

HORNE LLP
Jackson, Mississippi
June 23, 2008